                                  EXHIBIT 6.12

                                PROMISSORY NOTE

USD $250,000.00                                          Dated: 30 January 1996


Firoz Lakhani of 212 - 7150 Adera Street in the City of Vancouver, Province of British Columbia hereby promises to pay to Advanced Gaming Technology, Inc. of Suite 2482-650 West Georgia Street, in the City of Vancouver, Province of British Columbia, the sum of two hundred fifty thousand (US $250,000.) United States dollars plus accrued interest for the time of this Note. Interest shall be paid monthly and calculated based on the United States Base Rate as may be set from time to time.

This Note, plus accrued interest shall be due and payable in full, on or before 29 January 2001.

IN WITNESS WHEREOF the parties have caused this Promissory Note to be executed on the date first above written.


----------------------         -----------------------------------
    Witnessed                            Firoz Lakhani

                                ADVANCED GAMING TECHNOLOGY, INC.
----------------------         -----------------------------------
    Witnessed                        Authorized Signatory